Exhibit 99.1

Company Overview

Casella Waste Systems, Inc. is a regional, vertically integrated resource management services company. We provide resource management expertise and services to residential, commercial, municipal, institutional and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services. We provide integrated solid waste services in seven states: Vermont, New Hampshire, New York, Massachusetts, Connecticut, Maine and Pennsylvania, with our headquarters located in Rutland, Vermont and have recently signed acquisition agreements to purchase solid waste operations that would expand our operating footprint within New York and Pennsylvania and extend our services into Maryland and Delaware.

We currently manage our solid waste operations on a geographic basis through two regional operating segments, the Eastern and Western regions, each of which provides a full range of solid waste services. Upon closing the pending acquisition of select operations from GFL Environmental Inc. (“GFL Environmental”), we intend to establish a third solid waste regional operating segment to be called the Mid-Atlantic region. We manage our resource-renewal operations through the Resource Solutions operating segment, which leverages our core competencies in materials processing, industrial recycling, organics and resource management service offerings to deliver a comprehensive solution for our larger commercial, municipal, institutional and industrial customers that have more diverse waste and recycling needs.

As of April 15, 2023, we owned and/or operated 50 solid waste collection operations, 66 transfer stations, 26 recycling facilities, eight Subtitle D landfills, three landfill gas-to-energy facilities and one landfill permitted to accept construction and demolition materials. We also house two landfill gas-to-energy facilities, which are owned and operated by third parties, at landfills we own and/or operate.

Growth Strategy

Our goal is to maintain and build lasting shareholder value by providing exemplary service to our customers, while operating safe and environmentally sound facilities. Over the last decade, we have worked with many of our key customers to improve their environmental footprint and to meet sustainability goals by increasing their recycling rates, diverting organic materials out of the waste stream into beneficial use processes, and partnering to develop resource solutions within their organizations. Since we first began operating in Vermont in 1975, our business strategy has been firmly tied to creating a sustainable resource management model, and we continue to be rooted in these same tenets today.

We continue to invest in resources (team, technology, facilities, and capital) to further develop this important long-term strategy that we believe will continue to differentiate our service offerings to our customers, make us an employer of choice for our people, and improve our economic returns. We strive to create long-term value for all stakeholders, including customers, employees, communities and shareholders.

Our primary objective is to maximize long-term shareholder value through a combination of financial performance and strategic asset positioning. Annually, we complete a comprehensive strategic planning process to assess and refine our strategic objectives in the context of our asset positioning, the current market environment and opportunity set for growth. This process helps the management team allocate resources to a range of business opportunities with the goal to maximize long-term financial returns and competitive positioning.

In February 2022, we announced an updated long-term strategic plan through our fiscal year ending December 31, 2024 (the “2024 Plan”). The key strategies of the 2024 Plan, set forth below, reflect our continued focus on creating shareholder value through execution against our core competencies, disciplined growth strategy and strengthening foundational pillars.

(1)	Increasing landfill returns;

(2)	Driving additional profitability in collection operations;

(3)	Creating incremental value through Resource Solutions;

(4)	Allocating capital to return driven growth; and

(5)	Strengthening four key foundational pillars:

•	People: Developing a safe, engaged, ready workforce to support growth.

•	Sustainable Growth: Driving profitable growth through an integrated resource solutions approach.

•	Technology: Driving profitable growth and efficiencies through technology.

•	Facilities: Developing necessary long-term infrastructure through facilities planning.

Increasing Landfill Returns

Disposal capacity continues to tighten in the Northeast market as permanent site closures are reducing capacity. Given this supply-demand imbalance and the positioning of our assets, we were able to advance landfill pricing by 6.4% for the twelve months ended March 31, 2023, as compared to the twelve months ended March 31, 2022.

We believe that this positive pricing backdrop will continue given the current supply demand imbalance of disposal capacity across the Northeast market coupled with further anticipated closures of disposal facilities in the Northeast market over the next several years. We expect the combination of our pricing programs and operational initiatives to outpace higher operating and construction costs from inflation, and regulatory changes.

As it relates to landfill development, we continue to advance key permitting activities across many of our landfills to increase annual capacity limits at select sites and expand total permitted capacity across our footprint. Since early 2016, we have been successful in advancing permit increases at our Subtitle D landfills located in Angelica, New York, Seneca, New York, Chemung, New York, West Old Town, Maine, Schuyler Falls, New York, Coventry, Vermont, Campbell, New York and Bethlehem, New Hampshire. Cumulatively, these efforts have added approximately 0.5 million tons per year of permitted capacity and approximately 50.9 million cubic yards of permitted airspace.

In addition, in early 2023, we received key permits at our landfill in McKean, Pennsylvania, which include state and federal wetland permits as well as the state solid waste permit to facilitate the construction of rail offload infrastructure at the site. This investment in rail infrastructure at the McKean landfill, if completed, will allow us to effectively transport and source waste from capacity constrained markets across the Northeast. We are targeting the completion of site construction with rail operations commencing by the second quarter of 2024.

We also continue to focus on improving our landfill operations through various initiatives related to safety, compliance, operating practices, and capital efficiency programs.

Driving Additional Profitability in Collection Operations

Collection pricing was up 7.6% for the twelve months ended March 31, 2023 as compared to the twelve months ended March 31, 2022 with sustained execution against our strategic pricing programs, which helped to offset inflationary pressures. On the operating side, we continue to advance several key areas, including route optimization, fleet standardization and automation, and maintenance programs to further reduce our operating costs and further improve safety in the collection line-of-business. Our comprehensive fleet plan is designed to optimize our fleet and target truck replacements to maximize returns, reduce our operating expenses through lower maintenance costs, improve our service levels through reduced down times, and increase automation and optimization of trucks and service types. From a technology perspective, we continue to advance business intelligence tools that provide our teams with actionable data as well as investment and deployment of on-board-computers and cameras designed to enhance safety and service and modernize our fleet. We also remain focused on acquisition integration as we work diligently to onboard new customers and employees, while enhancing service accuracy, and increasing operating efficiencies.

The combination of these operating advancements and pricing programs are driving improved results in our collection line-of-business, with our cost of operations as a percentage of revenues down approximately 220 basis points for the twelve months ended March 31, 2023 as compared to the twelve months ended March 31, 2022.

We also remain focused on mitigating fuel cost exposure through our floating fuel cost recovery fee program. In fiscal year 2022, as fuel prices increased, we were able to fully offset higher fuel costs with our floating fuel cost recovery fees. However, in a rising fuel cost environment due to the lagging nature of the fee, we experienced margin compression as our fuel cost recovery fees did not recapture appropriate margins in excess of higher costs.

Creating Incremental Value Through Resource Solutions

Our Resource Solutions operating segment’s business strategy is focused on driving value-added resource management and sustainability-oriented solutions to our customers. These solutions range from professional services to large industrial, institutional or multi-site retail customers, our organics business, which is a leader in organics processing and disposal in the Northeast, and our large scale, technology-driven recycling business.

We leverage our core competencies in materials processing, industrial recycling, organics and resource management service offerings to deliver a comprehensive solution for our larger commercial, municipal, institutional, and industrial customers with more diverse waste and recycling needs. Our processing operations consist of our recycling and biosolids facilities where we receive inbound materials, process the volume, and sell the resulting products into end markets.

We have worked to reshape our recycling business model to drive higher returns in all market cycles and reduce exposure to recycling commodity price volatility. We have accomplished this goal by: (1) restructuring most third-party processing contracts to limit downside risk by charging processing fees; (2) implementing our sustainability recycling adjustment fee (“SRA Fee”) for our collection customers (the SRA Fee floats inversely to changes in recycling commodity prices); (3) making key investments in recycling processing infrastructure to reduce operating costs and improve the quality of the end commodities; and (4) developing strong partnerships with industrial consumers of recycled materials to ensure that the materials our customers recycle make their way into new products and beneficial uses. Where implemented, our risk mitigation programs offset most recycling commodity price decline and also allow us to return value to our customers with higher recycling commodity prices through lower tipping fees and a lower SRA Fee. We expect these programs to continue to reduce our commodity risk exposure.

Our non-processing operations, which we refer to as our Customer Solutions business, consist of brokerage and resource management services provided to large customers with broad sustainability needs. This professional services business continues to make progress pivoting from the legacy waste and recycling brokerage model to an advisory services organization focused on helping large industrial and institutional customers develop and achieve actionable resource management and sustainability goals.

Allocating Capital to Return-Drive Growth

Over the last decade, we have made significant progress in simplifying our business structure, improving cash flows and reducing risk exposure by: (1) divesting, or in certain cases, closing underperforming operations that did not enhance or complement our core operations; (2) refinancing debt to lower interest costs and improve financial flexibility; and (3) adhering to strict capital discipline and debt repayment.

We aim to deploy capital in a disciplined manner and continue to grow our business through opportunistic acquisition and development activity, while maintaining conservative debt leverage levels. As part of this strategy, we set a goal as part of our 2024 Plan of adding more than $30.0 million per year of annualized revenues through acquisition or development activity. To date, our execution against this strategy has been accomplished mainly through tuck-in acquisitions and smaller acquisitions into adjacent Northeastern markets. In July 2021, we expanded our operating footprint into Connecticut with the acquisition of Willimantic Waste Paper Co., Inc., a solid waste and recycling business. The pending acquisition of select solid waste operations from GFL Environmental provides an opportunity to expand our operations into new adjacent geography and the pending acquisition of the assets from Consolidated Waste Services, LLC and its affiliates (dba as “Twin Bridges”) will fit well within our existing Northeastern operations and drive additional vertical integration.

We continue to make significant progress ramping up our strategic growth initiative as we have acquired 54 solid waste collection, transfer and recycling businesses since January 1, 2018 through April 15, 2023 with approximately $303.0 million of total annualized revenues. This includes 14 businesses acquired in fiscal year 2022 with approximately $51.0 million in total annualized revenues and one business acquired to date in fiscal year 2023 with approximately $12.0 million in total expected annualized revenues. We expect to generate annualized revenues of approximately $255.0 million dollars in total from the pending acquisition of select solid waste operations from GFL Environmental and assets from Twin Bridges.

We believe the strength of our balance sheet coupled with a robust acquisition pipeline positions us well for continued execution against our growth strategy.

It is our view that acquisition or development activity should be opportunistic, and we plan to adhere to our disciplined capital return hurdles and rigorous review and risk management process. We are focused on acquiring well-run businesses in strategic markets across our footprint and in adjacent markets that will drive additional value.

Strengthening Foundational Pillars

Execution against the 2024 Plan is supported by strengthening our foundational pillars: people, sustainable growth, technology, and facilities. We believe that it is important to continue to invest in and strengthen our foundational pillars to support growth, integrate acquired businesses and assets and further differentiate our business strategy.

People. We continue to invest in our people through leadership development, career paths program, technical training for key roles such as drivers and mechanics, and incentive compensation structures that seek to align our employees’ incentives with our long-term goal to improve cash flows and returns on invested capital. We have grown our workforce to approximately 3,200 employees as of January 31, 2023 and we believe that continuing to invest in our team and culture, and creating a safe, engaged, and ready workforce is key to our continued success.

Sustainable Growth. Execution against the key strategies within the 2024 Plan will be supported by our sustainable growth initiatives. We are focused on driving further value through profitable new customer growth and the expansion of services with existing customers. We have integrated our sales, marketing, engagement, customer care, communications, and sustainability functions in an effort to improve customer profitability, key customer retention, and new market growth opportunities through a differentiated sustainable service platform.

We have increased our sales training and developed centralized processes, consistent sales metrics, and compensation programs to position us to further improve accountability and alignment across our organization. Our sustainable growth initiatives shape how we interact with our customers and with the communities we serve.

Technology. In the fiscal year ended December 31, 2017, we launched a multi-year plan focused on driving operating and back-office cost efficiencies, customer value, and strategic growth. Through fiscal year 2022, we have successfully implemented: a new Customer Resource Management system to help manage and drive higher sales force effectiveness, a new Case Management system to ensure strong integration between our sales force, customer care group and operating teams, a cloud-based Enterprise Resource Planning system as the financial backbone to our business, and a new digital procurement system to enhance spend category management and drive efficiencies.

We plan to continue our measured approach to technology implementation, with capital investment in select technologies that have long-term strategic fit, including our service management initiative to improve customer facing technology, operational efficiencies, and various back-office functions. This initiative also includes the implementation of route optimization software and a new on-board computing platform to drive efficiencies, safety, and improve billings. We have also increased our access to actionable real-time data through continued improvements to our business intelligence software.

Facilities. We believe prioritizing and allocating capital to meet our long-term facility needs will help to improve employee safety, operating efficiencies, acquisition integration, and employee engagement. Our multi-year facility strategy helps to guide decisions related to facility expansions, consolidations, and relocations as well as key property or facility acquisitions. We are also focused on developing facility standards that will create a more welcoming and accommodating experience for our employees, customers, vendors, and site visitors. These attributes coupled with improved functional design aim to increase the attraction and retention of key roles across our organization.

Recent Developments

Equity Purchase Agreement with GFL Environmental

In late May 2023, we received clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for the pending acquisition of certain subsidiaries from GFL Environmental. We expect that the acquisition will close on June 30, 2023.

Fair Labor Standards Act Claims

In August 2021, two individual plaintiffs filed a class action complaint against us in the U.S. District Court for the District of Vermont alleging that we violated the Fair Labor Standards Act of 1938 (the “FLSA”), as well as state wage and hours laws, for allegedly failing to compensate certain employees for meal breaks and for time spent conducting certain vehicle inspections. In September 2021, the plaintiffs subsequently added a third individual plaintiff to the complaint and added a new claim under the FLSA alleging that we had paid non-discretionary bonuses and failed to include such bonuses in the plaintiffs’ regular rates of pay. In August 2022, the plaintiffs filed an amended complaint after the district court granted our motion to dismiss for failing to plausibly allege a viable FLSA claim and declining to exercise supplemental jurisdiction over the state law claims. We moved for summary judgment on grounds that all three plaintiffs were exempt from the FLSA’s overtime provisions pursuant to the Motor Carrier Act (“MCA”) exemption. In January 2023, while the parties were conducting discovery relevant to the MCA exemption, the district court granted conditional certification to the class and the parties are in the process of coordinating the provision of notice to the class. The remedy being sought by the plaintiffs primarily constitutes monetary damages, and we are unable to estimate the amount of monetary damages for which we may be liable at this time, including whether such damages could be material. While we cannot predict the outcome of these claims, we believe that we have defenses to the claims and intend to defend vigorously against this litigation.